For Immediate Release

	From:
	Ameritrans Capital Corporation
	For more information Contact:
	Gary Granoff
	(800) 214-1047

		AMERITRANS ANNOUNCES RECEIPT OF SALES PROCEEDS ON ARLINGTON,
				VIRGINIA PROPERTY INVESTMENT

	New York, N.Y., July 1, 2005 - Ameritrans Capital Corporation (NASDAQ: AMTC, AMTCP) announced today receipt of $1,090,774 from one of its portfolio investments. Ameritrans purchased, through its wholly-owned subsidiary Elk Associates Funding Corporation, a membership interest in Potomac Suites, LLC in December 2002 for $310,000 out of an aggregate financing of approximately $2.39 million. The proceeds were used to acquire a hotel in Arlington, Virginia which, at the end of 2004, was subsequently converted to a condominium by the managing manager.

	Ameritrans previously announced that it had received a distribution of $58,125 as a return of capital due to a refinancing of the property. Of the sales proceeds received in June, $251,875 constitutes a return of capital, $30,225 is attributable to current income and $808,674 as other gain. In addition, Ameritrans retained a residual interest of 10.764% in a $600,000 reserve maintained by the managing member for any warranty claims asserted over the next two years with respect to the condominium. To the extent that the reserve is not utilized, Ameritrans will be entitled to its pro rata share of the reserve which will be taken into income on a current basis.

	Ameritrans will utilize the $1,090,774 of proceeds to cover the operating loss as of March 31, 2005, the dividends previously paid on the company's outstanding shares of participating preferred stock during the fiscal year ending June 30, 2005, and the balance for write downs of certain assets and creation of additional reserves. The proceeds will not be utilized to pay any dividends on the company's common stock.

	Gary Granoff, President of Ameritrans, stated, "The return on the Potomac Suites investment has been beneficial to our company. We plan to continue to seek similar opportunities in the future."

	Ameritrans Capital Corporation is a specialty finance company engaged in making loans to and investments in small businesses. Ameritrans' wholly owned subsidiary Elk Associates Funding Corporation was licensed by the United States Small Business Administration as a Small Business Investment Company (SBIC) in 1980. The Company maintains its offices at 747 Third Avenue, 4th Floor, New York, New York 10017.

	THIS ANNOUNCEMENT CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING
	OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS
	ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL
	RESULTS TO DIFFER MATERIALLY FROM THOSE PRESENTLY ANTICIPATED OR PROJECTED.
	AMERITRANS CAPITAL CORPORATION CAUTIONS INVESTORS NOT TO PLACE UNDUE
	RELIANCE ON FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS TO MANAGEMENT'S
	EXPECTATIONS ON THIS DATE.

	###